Exhibit 99.1

                                    NEWS RELEASE

Contact:	Mickey Foster Vice President Corporate and Investor Relations (732) 933-5140

FOR IMMEDIATE RELEASE

MILLENNIUM CHEMICALS ANNOUNCES AMENDMENT TO
CREDIT FACILITIES AND REFINANCING

Red Bank, New Jersey, April 22, 2003 — Millennium Chemicals (NYSE-MCH) (“Millennium”) announced today the commencement of a private offering by its subsidiary, Millennium America, of $75 million additional principal amount of its 9-1/4% Senior Notes due 2008, which are guaranteed by Millennium. Millennium also announced that it has received consent from the requisite lenders to amend the leverage and interest coverage ratio covenants in its credit agreement. The proceeds from the sale of the notes will be used to repay a portion of the outstanding borrowings under the credit facilities. These transactions are intended to increase Millennium’s liquidity and provide greater financial flexibility. The sale of the notes is expected to close on April 25, 2003.

The notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

The aforementioned statements relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, future global economic conditions, production capacity, competitive products and prices and other risks and uncertainties detailed in the company’s Securities and Exchange Commission filings. In addition, the information presented here is intended to be accurate as of this date. Forward-looking information is intended to reflect the opinions as of this date; and, such information will not necessarily be updated by the Company.

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